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                                                                     Exhibit 5.6


                                  May 21, 2004

Team Radiology, Inc. and Metro American Radiology, Inc.
1900 Winston Road
Knoxville, TN 37919



            RE:   REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

      We are issuing this opinion letter in our capacity as special North Carolina legal counsel to Team Radiology, Inc. and MetroAmerican Radiology, Inc. (the "Registrants"), in connection with the proposed registration by Team Health, Inc. (the "Issuer") and the Registrants of $180,000,000 in aggregate principal amount of the Issuer's 9% Senior Subordinated Exchange Notes due 2012 (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." We have been advised and have assumed for the purposes of this opinion that the obligations of the Issuer under the Exchange Notes will be guaranteed by the Registrants and the other guarantors in accordance with the terms of the Indenture (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as amended and supplemented from time to time, the "Indenture"), dated as of March 23, 2004 by and among the Issuer, the Registrants and the other Guarantors party thereto and The Bank of New York, as trustee. We have been advised and have assumed for the purposes of this opinion that the Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's unregistered 9% Senior Subordinated Notes due 2012 (the "Old Notes"), of which $180,000,000 in aggregate principal amount is outstanding.

      In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents and corporate records: (i) the articles of incorporation and bylaws of each of the Registrants as are currently in effect, as certified by each Registrant's Secretary, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the authorization and approval of the Indenture, as certified by each Registrant's Secretary, (iii) the Indenture, (iv) the Registration Statement, and (v) the forms of Exchange Notes.

      For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as
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copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, the legal capacity of natural persons, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others. We have assumed that the articles of incorporation, by-laws and board of directors resolutions of each Registrant with respect to the authorization and approval of the Indenture as supplied to us by such Registrant are the only corporate documents that relate to the matters covered by this opinion.

      We have represented the Registrants only in connection with the preparation and delivery of this letter in connection with the Indenture and, as a result, are not familiar with the business, operations, properties or activities of the Registrants or any contractual obligations, instruments, agreements, laws, rules, regulations, orders or decrees applicable to the Registrants or any of their business or properties or activities. We have not undertaken any research for purposes of determining whether the Registrants or any of the transactions that may occur in connection with the Indenture is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable both to general business corporations that are not engaged in regulated business activities and to transactions of the type contemplated by the Indenture.

      Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any law or legal issue which is identified in the attached Schedule A.

      Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

      (1) Each of the Registrants has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

      (2) The execution and delivery of the Indenture by each of the Registrants and the performance of its obligations thereunder, has been duly authorized by each such Registrant, and does not conflict with the articles of incorporation, bylaws of such Registrant or any applicable provision of North Carolina statutory law or require any consent of any North Carolina governmental authority.

      We hereby consent to the filing of this opinion as Exhibit [ ] to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the


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category of persons whose consent is required under Section 7 of the Securities
Act of the rules and regulations of the Commission.

      The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

      This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of North Carolina be changed by legislative action, judicial decision or otherwise.

                                        Sincerely,

                                        /s/ John R. Erwin
                                        _________________

                                            John R. Erwin

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                                 SCHEDULE A

                       EXCLUDED LAW AND LEGAL ISSUES

      None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1. federal or state securities laws and regulations (including all other laws and regulations administered by the United States Securities and Exchange Commission), state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; the Trust Indenture Act of 1939, as amended (the "TIA");

2.    pension and employee benefit laws and regulations (e.g., ERISA);

3. Federal and state laws and regulations concerning filing and notice requirements (such as the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, and the Exon-Florio Act, as amended) other than requirements applicable to charter-related documents such as a certificate of merger;

4.    federal and state antitrust and unfair competition laws and regulations;

5.    compliance with fiduciary duty requirements;

6. the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing;

7. federal patent, trademark and copyright, state trademark, and other federal and state intellectual property laws and regulations; federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

8.    federal and state environmental laws and regulations;

9.    fraudulent transfer and fraudulent conveyance laws;

10.   federal and state tax laws and regulations;

11.   title to any property;

12. federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety (e.g., OSHA), and labor laws and regulations;

13. other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);


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14.   any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act);

15. the effect of any law, regulation or order which hereafter is enacted, promulgated or issued;

16. usury laws or other laws limiting or regulating the maximum amount of interest;

17.   Federal Reserve Board margin regulations;

18. applicable zoning and building laws, ordinances, codes, rules or regulations.

19. Federal, state and local laws, regulations, licensing requirements, and policies relating to health care, Medicare, Medicaid or CHAMPUS, or the North Carolina Certificate of Need Statute (including those of any State Regulatory Agency or the Health Care Financing Administration,).

20. Any Anti-Terrorism Law and the Anti-Terrorism Order, including Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together, the "Anti-Terrorism Order") as amended, all rules and regulations promulgated thereunder and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order, the foreign assets control regulations of the United States Treasury Department, and to the extent the following relate to any Anti-Terrorism Law or the Anti-Terrorism Order, the ownership and operation of, or otherwise regulation of, companies which conduct, operate or otherwise pursue the business or businesses now and in the future conducted, operated or otherwise pursued by any of the Credit Parties including, without limitation, the importation, transportation, manufacturing, dealing, purchase, use or storage of explosive materials.

21. Enforcement of any guaranty may be limited by provisions of Chapter 26 of the North Carolina General Statutes, and we express no opinion as to the effectiveness of any waiver by any guarantor of its rights under the Chapter.

22. The validity and enforceability of the Indenture, Registration Statement, Exchange Notes and Guarantees (the "Transaction Documents") or any provisions of thereof.

      We have not undertaken any research for purposes of determining whether either Company or any of the Transaction Documents is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable both to general business corporations which are not engaged in regulated business activities and to transactions of the type contemplated by the Transaction Documents to occur on the date hereof and none of our opinions covers any such law or other requirement.


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